a21 Acquires ArtSelect - Leading Infrastructure Provider for Wall Decor and Fine Art

Tuesday May 16, 9:43 am ET

Acquisition Will Increase Revenue by Approximately 100%

JACKSONVILLE, Fla.— (BUSINESS WIRE) — May 16, 2006 — a21, Inc. ("a21") (OTCBB: ATWO - News), a leading online digital content marketplace for creative professionals, today announced it has acquired ArtSelect, Inc. ("ArtSelect"), an Iowa based provider of online technology and fulfillment infrastructure for retailers in the custom framed Art and Wall Decor market. a21 paid $4.5 million in cash, $2.35 million in three year 6% interest only notes, $3.15 million in a21 Series A Convertible Preferred shares (with a conversion floor of $0.75 per a21 common share), and a four year warrant to purchase 750,000 a21 common shares at $1.00 per share. ArtSelect earned revenue of approximately $12 million in 2005.

ArtSelect (www.artselect.com), founded in 1998, provides private label online technology and fulfillment infrastructure to catalogers, retailers and distributors to allow them to offer custom framed art to their end-customers through its unique online custom frame shop. With its proprietary technology platform and current collection of over 30,000 image selections, ArtSelect provides its retail partners with an efficient and effective web-based retail solution for their end-customers. ArtSelect addresses the highly fragmented $35 billion Art and Wall Decor market in which over 50% of households purchased products last year. Its operations and approximately 65 employees are based in Fairfield, Iowa, and its products are sold primarily through catalogers, retailers and distributors for which it sets up turn-key private label customized websites.

"We believe ArtSelect has built a unique business model which is not currently available in the Art and Wall Decor market. We plan to leverage their model with our ever increasing base of over one million images from our SuperStock and Ingram subsidiaries, and especially those selections from our Fine Art and Vintage collections," said Thomas V. Butta, a21 Vice-Chairman and President. "In addition, we believe ArtSelect's outstanding management team will work well with our team at a21 to enhance our ability to capitalize on this expanding market."

Jerry Oliver, Vice President and General Manager of ArtSelect, added, "We are truly excited about the deal with a21. Their extensive content archive and experienced management team should provide immediate benefit to ArtSelect. We believe that ArtSelect's core infrastructure strengths and extensive client base will create strong cross-selling opportunities for a21's images. In addition, a21 has a solid board and investor group, which we think provide an excellent platform for support and future growth."

About a21

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk and www.purestockx.com), Ingram Publishing (www.ingrampublishing.com), and ArtSelect (www.artselect.com) a21 delivers high quality images and exceptional customer service. a21 and its companies, with offices in New York, Florida, Iowa, and the United Kingdom, provide a valuable and viable choice to photographers, artists, photography agencies and other customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.

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Dennis Early, 212-732-4300
dearly@ceocast.com